Exhibit 99.1

Contact:

Media: Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com

Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Financial Results for Fiscal Year and the Fourth Quarter 2010

SPOKANE, Wash. – February 17, 2011, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. of $92.4 million, or $1.65 per diluted share, for the year ended Dec. 31, 2010, compared to $87.1 million, or $1.58 per diluted share, for the year ended Dec. 31, 2009. For the fourth quarter of 2010, net income attributable to Avista Corp. was $25.7 million or $0.45 per diluted share, compared to $22.1 million, or $0.40 per diluted share for the fourth quarter of 2009.

“We had a solid year in 2010. The modest growth in our consolidated earnings as compared to 2009 was primarily due to an increase in earnings at Advantage IQ and a decrease in the net loss from our other businesses. In our utility operations, we met our guidance through power supply costs that were below the amount included in base rates in Washington and the management of our operating expenses, which mostly offset the effects of one of the warmest January to March periods on record in our service territory,” said Avista Chairman, President and Chief Executive Officer Scott L. Morris.

“We continue to execute on our regulatory strategy to improve the recovery of utility operating costs and capital investments through retail rates. General rate increases went into effect in Idaho on Oct. 1, 2010, and in Washington on Dec. 1, 2010. In February 2011 we filed an all-party settlement in our Oregon general rate case. If approved by the Oregon Commission, rate increases would go into effect in March and June of 2011.

“To assist our customers in these challenging economic times, we increased our charitable donations by over $2 million as compared to the prior year. We made donations to help local non-profit organizations assist their qualifying clients and to the Avista Foundation to support future charitable donation opportunities. These donations come from company profits and are not paid for by customers.

“In 2011, our earnings growth will continue to be limited by slow load growth due to the economy, a lag in the recovery of our costs and increased operating expenses. However, we expect the benefits of a return to normal weather and the effects of general rate increases. As such, we are confirming our 2011 earnings guidance, which shows improvement over our 2010 results,” Morris said.

Summary Results: Avista Corp.’s results for the fourth quarter of 2010 and the year ended Dec. 31, 2010 (YTD), as compared to the respective periods of 2009 are presented in the table below:

($ in thousands, except per-share data)	Q4 2010	Q4 2009	Year 2010	Year 2009
Operating Revenues	$374,420	$403,292	$1,558,740	$1,512,565
Income from Operations	$62,871	$52,977	$230,188	$200,658
Net Income attributable to Avista Corporation	$25,729	$22,053	$92,425	$87,071
Net Income (Loss) attributable to Avista Corporation by Business Segment:
Avista Utilities	$25,783	$23,541	$86,681	$86,744
Advantage IQ	$1,538	$1,473	$7,433	$5,329
Other	$(1,592)	$(2,961)	$(1,689)	$(5,002)
Contribution to earnings per diluted share attributable to Avista Corporation by Business Segment:
Avista Utilities	$0.45	$0.43	$1.55	$1.58
Advantage IQ	$0.03	$0.03	$0.13	$0.09
Other	$(0.03)	$(0.06)	$(0.03)	$(0.09)
Total earnings per diluted share attributable to Avista Corporation	$0.45	$0.40	$1.65	$1.58

Net income for Avista Utilities for the full year of 2010 was positively impacted by an increase in gross margin (operating revenues less resource costs). This increase was primarily due to general rate increases and to power supply costs that were below the amount included in base retail rates in Washington. The increase in gross margin was partially offset by lower retail loads (particularly for natural gas) caused by warmer weather during the heating season. The increase in gross margin was offset by an increase in interest expense, other operating expenses, and depreciation and amortization.

The increase in our quarterly utility net income was primarily due to an increase in gross margin, partially offset by an increase in other operating expenses, depreciation and amortization, and taxes other than income taxes. The increase in gross margin was primarily due to general rate increases in Idaho and Washington.

The increase in net income for Advantage IQ in 2010 was primarily due to moderate growth from expense management and energy management services coupled with the acquisition of Ecos Consulting, Inc. (Ecos) effective Aug. 31, 2009. Advantage IQ’s earnings potential continues to be moderated by low short-term interest rates.

The improved results from the other businesses was due in part to increased earnings at METALfx and decreased litigation costs related to the remaining contracts and previous operations of Avista Energy. In the fourth quarter of 2010 we recognized a $2.2 million impairment of our investment in a fuel cell company. Also, in the fourth quarter of 2009 we recognized a $3.0 million impairment of a commercial building.

Avista Utilities: For the fourth quarter of 2010 as compared to the same period in 2009, operating revenues decreased $32.3 million and resource costs decreased $50.5 million, which resulted in an increase of $18.3 million in gross margin. The gross margin on electric sales increased $17.8 million, and the gross margin on natural gas sales increased $0.5 million. The increase in electric gross margin was due to general rate increases and to power supply costs being below the amount included in base retail rates in Washington. The increase in our natural gas gross margin was primarily due to general rate increases. This was partially offset by lower retail loads due to warmer weather.

On an annual basis, operating revenues increased $24.4 million and resource costs decreased $4.5 million, which resulted in an increase of $28.9 million in gross margin. The gross margin on electric sales increased $33.3 million, and the gross margin on natural gas sales decreased $4.4 million. The increase in electric gross margin was due to general rate increases and to power supply costs being below the amount included in base retail rates in Washington, which was partially offset by warmer weather (during the heating season) that reduced retail loads. The decrease in our natural gas gross margin was primarily due to warmer weather that reduced retail loads in the first and fourth quarters, which was partially offset by general rate increases.

Natural gas revenues decreased $43.2 million for 2010 as compared to 2009. Retail natural gas revenues decreased by $98.3 million, while wholesale revenues increased by $53.8 million.

The decrease in retail natural gas revenues was due to lower retail rates and a decrease in volumes. We sold less retail natural gas in 2010 primarily due to warmer weather as compared to 2009. The decrease in retail rates reflects the purchased gas adjustments (which did not impact gross margin or net income), which were partially offset by general rate increases.

The increase in our wholesale natural gas revenues reflects an increase in prices and volumes. Wholesale sales reflect the sale of natural gas in excess of load requirements as part of the natural gas procurement and resource optimization process. Part of the increase in the volume of wholesale natural gas sales reflects lower than expected retail loads and the sale of excess natural gas purchased. Additionally, we engage in optimization of available interstate pipeline transportation and storage capacity through wholesale purchases and sales of natural gas. With lower retail loads in 2010 as compared to 2009, we had more opportunity to optimize transportation resources. Differences between revenues and costs from sales of resources in excess of retail load requirements and from optimization are accounted for through the purchased gas adjustment mechanisms.

On an annual basis, 2010 electric revenues increased $133.5 million. Wholesale revenues increased by $77.1 million, and sales of fuel increased by $73.4 million, while retail revenues decreased by $20.6 million.

Wholesale electric revenues increased primarily due to an increase in sales volumes and partially due to an increase in sales prices. The increase in sales volume primarily relates to an increase in resource optimization activities and lower-than-expected retail sales.

When electric wholesale market prices are below the cost of operating our natural gas-fired thermal generating units, we sell the natural gas purchased for generation in the wholesale market as sales of fuel. Sales of fuel increased due to an increase in thermal generation resource optimization activities in 2010 as compared to 2009.

Retail electric revenues decreased due to a decline in use per customer as a result of warmer weather in the heating season and a decrease in rates. The decrease in rates was primarily due to the elimination of the Energy Recovery Mechanism (ERM) surcharge in February 2010 (which did not impact gross margin or net income), which was partially offset by the Washington and Idaho general rate increases.

Utility net income on an annual basis was lowered by an increase in interest expense. During 2009 we carried relatively high average balances under our $320 million committed line of credit at relatively low interest rates. We refinanced these borrowings in September 2009 by issuing first mortgage bonds at a historically favorable long-term interest rate.

Advantage IQ: Advantage IQ’s revenues for the fourth quarter of 2010 increased 23 percent as compared to the fourth quarter of 2009 and totaled $27.3 million. For the full year of 2010, revenues increased 32 percent and totaled $102.0 million. The increase in revenues on an annual basis was primarily due to moderate growth in the expense management and energy management services, including the acquisition of Ecos.

In 2010, Advantage IQ managed bills totaling $17.3 billion, a decrease of $0.1 billion, or 1 percent, as compared to 2009. This decrease was due to a decrease in the average value of each bill processed. Advantage IQ had a 6 percent increase in the number of accounts managed for 2010 as compared to 2009.

Other Businesses: On an annual basis, operating revenues increased $21.0 million, operating expenses increased $8.4 million and interest expense increased $5.3 million. The increase in operating revenues, operating expenses and interest expense was primarily due to our consolidation of Spokane Energy effective Jan. 1, 2010, as a result of amendments to accounting standards, which had no impact on the net loss attributable to Avista Corporation. The improvement in results for these businesses in 2010 was due in part to increased earnings at METALfx, which had net income of $0.8 million for 2010, compared to $0.2 million for 2009.

Liquidity and Capital Resources: As of Dec. 31, 2010, we had a combined $258 million of available liquidity under our $320 million and $75 million committed lines of credit. On Feb. 11, 2011, we entered into a $400 million four-year committed line of credit, replacing the $320 million and $75 million committed line of credit agreements that were scheduled to expire on April 5, 2011.

In December 2010, we elected to terminate our $50 million accounts receivable financing facility prior to its scheduled termination date of March 2011 based on our forecasted liquidity needs. We did not borrow any funds under this facility during 2010.

In December 2010, we issued $87 million of First Mortgage Bonds at favorable interest rates and used the proceeds to redeem $75 million of higher cost First Mortgage Bonds scheduled to mature in 2013.

Also in December 2010, we issued $50 million of 1.68 percent First Mortgage Bonds due in 2013 and used the net proceeds to repay a portion of the borrowings outstanding under our committed line of credit.

We are planning, subject to market conditions, to cause the redemption of $83.7 million of Pollution Control Bonds and the refunding of them with new bond issues in 2011. We are currently the holder of all bonds to be redeemed and refunded and, accordingly, would receive the redemption proceeds.

We expect to issue up to $25 million of common stock in 2011 in order to finance a portion of our capital expenditures, while maintaining our capital structure at an appropriate level for our business. We are party to a sales agency agreement under which we sell shares of our common stock from time to time. In 2010, we sold a total of 2.1 million shares for a total of $43.2 million under this agreement. As of Dec. 31, 2010, we had 1.0 million shares available to be issued under this agreement.

Utility capital expenditures were $202 million for 2010. We are expecting capital expenditures of about $250 million for 2011. The increase in capital expenditures from 2010 to 2011 is primarily due to upgrades at hydroelectric generation plants, smart grid projects and a slight increase in anticipated customer growth. Actual capital expenditures may vary from our estimates due to factors such as changes in business conditions, construction schedules and environmental requirements.

Earnings Guidance and Outlook

Avista is confirming its 2011 guidance for consolidated earnings to be in the range of $1.60 to $1.80 per diluted share.

We expect Avista Utilities to contribute in the range of $1.47 to $1.62 per diluted share for 2011. We expect our 2011 utility earnings to be positively impacted by a return to normal weather conditions and the effects of the general rate increases. We expect our 2011 utility earnings growth to be limited by several factors including: slow load growth due to economic conditions; continued lag in the recovery of our operating expenses and capital investments; and increased operating and maintenance costs, including scheduled generation plant major maintenance expenses, and pension and medical costs. Our range for Avista Utilities encompasses expected variability in power supply costs and the application of the ERM to that power supply cost variability. The midpoint of our utility guidance range does not include any benefit or expense under the ERM. However, we are expecting a benefit under the ERM in 2011 within the 90 percent customer/10 percent company sharing band. It is important to note that the forecast of our position in the ERM can vary significantly due to a variety of factors including the level of hydroelectric generation and retail loads, as well as changes in purchased power and natural gas fuel prices. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation.

We expect Advantage IQ to contribute in the range of $0.13 to $0.16 per diluted share for 2011 and the other businesses to be between break-even and a contribution of $0.02 per diluted share.

NOTE: We will host a conference call with financial analysts and investors on Feb. 17, 2011, at 10:30 a.m. ET to discuss this news release. The call is available at (866) 713-8564, Pass code: 91369831. A simultaneous webcast of the call is available on our website, www.avistacorp.com. A replay of the conference call will be available through Feb. 24, 2011. Call (888) 286-8010, Pass code 47046238, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 359,000 customers and natural gas to 319,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.5 million. Avista’s primary, non-regulated subsidiary is Advantage IQ. Our stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures and precipitation levels) and their effects on energy demand and electric generation, including the effect of precipitation and temperatures on the availability of hydroelectric resources, the effect of temperatures on customer demand, and similar impacts on supply and demand in the wholesale energy markets; the effect of state and federal regulatory decisions on our ability to recover costs and earn a reasonable return including, but not limited to, the disallowance of costs and investments, and delay in the recovery of capital investments and operating costs; changes in wholesale energy prices that can affect, among other things, the cash requirements to purchase electricity and natural gas, the value received for sales in the wholesale energy market, the necessity to request changes in rates that are subject to regulatory approval, collateral required of us by counterparties on wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; global financial and economic conditions (including the impact on capital markets) and their effect on our ability to obtain funding at a reasonable cost; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions; economic conditions in our service areas, including the effect on the demand for, and customers’ payment for, our utility services; the potential effects of legislation or administrative rulemaking, including the possible adoption of national or state laws requiring resources to meet certain standards and placing restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension plan, which can affect future funding obligations, pension expense and pension plan liabilities; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, and prices of purchased energy and demand for energy sales; unplanned outages at any of our generating facilities or the inability of facilities to operate as intended; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, and including possible refunds; the outcome of legal proceedings and other contingencies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; wholesale and retail competition including, but not limited to, alternative energy sources, suppliers and delivery arrangements; the ability to comply with the terms of the licenses for our hydroelectric generating facilities at cost-effective levels; natural disasters that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, or mechanical breakdowns that may occur while operating and maintaining our generation, transmission and distribution systems; blackouts or disruptions of interconnected transmission systems; disruption to information systems, automated controls and other technologies that we rely on for operations, communications and customer service; the potential for terrorist attacks, cyber security attacks or other malicious acts, that cause damage to our utility assets, as well as the national economy in general; including the impact of acts of terrorism or vandalism that damage or disrupt information technology systems; delays or changes in construction costs, and our ability to obtain required permits and materials for present or prospective facilities; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or the loss of significant customers; the loss of key suppliers for materials or services; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers and counterparties; the effect of any potential decline in our credit ratings, including impeded access to capital markets, higher interest costs, and certain covenants with ratings triggers in our financing arrangements and wholesale energy contracts; increasing health care costs and the resulting effect on health insurance provided to our employees and retirees; increasing costs of insurance, more restricted coverage terms and our ability to obtain insurance; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2010. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

			Year Ended
	Fourth Quarter		December 31,
	2010	2009	2010	2009
Operating revenues	$374,420	$403,292	$1,558,740	$1,512,565

Operating expenses:
Resource costs	169,151	222,835	806,464	822,947
Other operating expenses	95,451	85,775	341,070	312,602
Depreciation and amortization	28,434	25,783	107,626	99,775
Utility taxes other than income taxes	18,513	15,922	73,392	76,583

Total operating expenses	311,549	350,315	1,328,552	1,311,907

Income from operations	62,871	52,977	230,188	200,658
Interest expense, net of capitalized interest	(19,714)	(18,802)	(76,126)	(66,489)
Other income (expense) - net	(4,482)	1,419	(7,957)	802

Income before income taxes	38,675	35,594	146,105	134,971
Income tax expense	12,425	13,289	51,157	46,323

Net income	26,250	22,305	94,948	88,648
Less: Net income attributable to noncontrolling interests	(521)	(252)	(2,523)	(1,577)

Net income attributable to Avista Corporation	$25,729	$22,053	$92,425	$87,071

Weighted-average common shares outstanding (thousands), basic	56,835	54,796	55,595	54,694
Weighted-average common shares outstanding (thousands), diluted	57,126	55,122	55,824	54,942
Earnings per common share attributable to Avista Corporation:
Basic	$0.45	$0.40	$1.66	$1.59

Diluted	$0.45	$0.40	$1.65	$1.58

Dividends paid per common share	$0.25	$0.21	$1.00	$0.81

Issued February 17, 2011

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	December 31,	December 31,
	2010	2009
Assets
Cash and cash equivalents	$69,413	$37,035
Accounts and notes receivable	230,229	210,645
Other current assets	279,923	171,243
Total net utility property	2,714,237	2,607,011
Other non-current assets	195,793	137,538
Regulatory assets for deferred income taxes	90,025	97,945
Regulatory assets for pensions and other postretirement benefits	178,985	141,085
Other regulatory assets	112,830	109,825
Non-current utility energy commodity derivative assets	15,261	45,483
Power deferrals	18,305	27,771
Other deferred charges	35,094	21,378

Total Assets	$3,940,095	$3,606,959

Liabilities and Equity
Accounts payable	$171,707	$160,861
Current portion of long-term debt	358	35,189
Current portion of nonrecourse long-term debt of Spokane Energy	12,463	—
Short-term borrowings	110,000	92,700
Other current liabilities	284,647	214,667
Long-term debt	1,101,499	1,036,149
Nonrecourse long-term debt of Spokane Energy	46,471	—
Long-term debt to affiliated trusts	51,547	51,547
Regulatory liability for utility plant retirement costs	223,131	217,176
Pensions and other postretirement benefits	161,189	123,281
Deferred income taxes	495,474	494,666
Other non-current liabilities and deferred credits	109,703	95,276

Total Liabilities	2,768,189	2,521,512

Redeemable Noncontrolling Interests	46,722	34,833

Equity
Avista Corporation Stockholders’ Equity:
Common stock - net (57,119,723 and 54,836,781 outstanding shares)	827,592	778,647
Retained earnings and accumulated other comprehensive loss	298,192	272,640

Total Avista Corporation Stockholders’ Equity	1,125,784	1,051,287
Noncontrolling interests	(600)	(673)

Total Equity	1,125,184	1,050,614

Total Liabilities and Equity	$3,940,095	$3,606,959

Issued February 17, 2011

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)

(Dollars in Thousands)

	Fourth Quarter		Year Ended, December 31,
	2010	2009	2010	2009
Avista Utilities
Retail electric revenues	$189,548	$187,652	$683,340	$703,951
Retail kWh sales (in millions)	2,395	2,390	8,843	8,942
Retail electric customers at end of period	358,895	356,536	358,895	356,536

Wholesale electric revenues	$33,874	$21,658	$165,553	$88,414
Wholesale kWh sales (in millions)	853	497	3,803	2,354

Sales of fuel	$26,194	$3,513	$106,375	$32,992
Other electric revenues	$3,856	$3,663	$19,015	$15,426

Retail natural gas revenues	$107,254	$116,443	$297,920	$396,203
Wholesale natural gas revenues	$38,911	$33,473	$197,364	$143,524
Transportation and other natural gas revenues	$4,205	$3,821	$15,965	$14,691
Total therms delivered (in thousands)	250,147	239,730	923,096	888,301
Retail natural gas customers at end of period	318,996	316,201	318,996	316,201

Income from operations (pre-tax)	$58,091	$54,164	$208,104	$195,389
Net income attributable to Avista Corporation	$25,783	$23,541	$86,681	$86,744

Advantage IQ
Revenues	$27,310	$22,162	$102,035	$77,275
Income from operations (pre-tax)	$3,394	$3,141	$15,865	$11,603
Net income attributable to Avista Corporation	$1,538	$1,473	$7,433	$5,329

Other
Revenues	$13,730	$10,907	$61,067	$40,089
Income (loss) from operations (pre-tax)	$1,386	$(4,328)	$6,219	$(6,334)
Net loss attributable to Avista Corporation	$(1,592)	$(2,961)	$(1,689)	$(5,002)

Issued February 17, 2011